Exhibit 99.2

      Hometown Auto Retailers Appoints BDO Seidman As Independent Auditors

WATERTOWN, Conn. - July 15, 2002 - Hometown Auto Retailers, Inc. (OTC BB: HCAR) today announced that that it has retained BDO Seidman, LLP as the company's new independent public accountants for fiscal year 2002, replacing Arthur Andersen LLP.

The decision to change independent public accountants was driven by continuing uncertainty regarding Andersen's future.

"Hometown has selected BDO Seidman based upon its in-depth knowledge of our industry," said Corey Shaker, Hometown's president and chief executive officer. "This decision emphasizes the company's commitment to quality and integrity in its financial statements and should help to increase the confidence of our investors in Hometown."

Hometown will file a Form 8-K with the U.S. Securities and Exchange Commission detailing the change in independent public accountants.

About Hometown

Hometown Auto Retailers (www.htauto.com) sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts and provides related financing, insurance and service contracts through 10 franchised dealerships located in New Jersey, New York, Connecticut, Massachusetts and Vermont. The company's dealerships offer 12 American and Asian automotive brands, including Chevrolet, Chrysler, Daewoo, Dodge, Ford, Isuzu, Jeep, Lincoln, Mazda, Mercury, Oldsmobile, and Toyota. Hometown also operates a freestanding Ford and Lincoln Mercury factory authorized service center that provides maintenance and repair services of cars and trucks.

This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. Hometown's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of, acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. Therefore, there can be no assurance than any forward-looking statement will prove to be accurate.

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